UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 5, 2006

ELEPHANT TALK COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

California
(State or Other Jurisdiction of Incorporation)

000-30061
(Commission File Number)

95-4557538
(I.R.S. Employer Identification No.)

438 East Katella Avenue, Suite 217 Orange, California 92867
(Address of Principal Executive Offices, including Zip Code)

(714) 288-1570
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Elephant Talk Communications, Inc., a California corporation (the “Registrant”), in connection with the item set forth below.

Item 3.02 Unregistered Sale of Equity Securities

On May 26, 2006, the Board of Directors of the Registrant authorized the execution and delivery of a Convertible Promissory Note in the principal amount of US$3.0 million (the “Note”) to Rising Water Capital AG, a company registered in Zug, Switzerland (“Rising Water”), in exchange for the wire transfer by Rising Water of US$2,073,670 in cash. On April 5, 2006, Rising Water had advanced the sum of $926,330 to the Registrant on account of the Note. The Note is convertible during the term, in whole or in part, into shares of common stock, no par value (the “Common Stock”), at the conversion price of seven cents ($0.07) of principal amount per share of Common Stock. Assuming full conversion of the Note, the Company would be obligated to issue 42,857,143 shares of common stock to Rising Water, which when added to all other potential issuances to Rising Water, represents 77.2%% of the outstanding shares of common stock as of June 5, 2006. A copy of the Note is attached hereto as Exhibit 10.

The Note is secured by shares owner or to be owned by the Registrant in Elephant Talk Middle East & Africa FZ-LLC, ETC Holding AG and Guangdong Elephant Talk Network Consulting Limited. Upon the occurrence and continuance of an Event of Default, the Holder of the Note may, by notice in writing to the Registrant, declare the entire unpaid principal of the Note to be, and all of the unpaid principal of the Note shall then be, due and payable together with interest accrued thereon. Thereafter, the remedy of the Holder in the event of the nonpayment by the Registrant shall be conversion of the Note into Common Stock or the Holder may take the shares which secure the Note towards the unpaid principal of the Note together with accrued interest.

As a legal matter, the Note is not convertible into common stock as long as the Registrant has insufficient authorized common stock to issue to the Holder when the Holder’s demand for conversion is made. In this regard, the Registrant currently has 250,000,000 shares of authorized common stock, of which 190,250,088 shares are issued and outstanding as of June 5, 2006, so that while the Note could be fully converted, the other potential shares of common stock could not be issued to Rising Water as described below. The Registrant has agreed in the Note to take certain steps as promptly as practicable to assure that sufficient shares of common stock are authorized to permit the full exercise of the Holder’s conversion rights. The failure of the Registrant to take such steps within six months of the date of the Note will result in an Event of Default.

The Registrant discloses that it filed a Preliminary Information Statement on Schedule 14C with the Commission on April 26, 2005, with respect to an amendment to its Articles of Incorporation to increase the number of authorized shares from 250 million shares of common stock to 650 million shares of common stock, a copy of which is hereby incorporated by reference. The Commission had numerous comments in its letter dated May 25, 2005, which the Registrant has addressed in its Amendment No. 1 to the Preliminary Information Statement on Schedule 14C, filed with the Commission on March 21, 2006. The Registrant anticipates responding to the remaining comments of the Commission as soon as is practicable. However, there can be no assurances if or when the comments of the staff will be satisfactorily answered, or when a Definitive Information Statement on Schedule 14C will be filed and mailed to shareholders.

The Registrant requires outside sources of financing to carry out it business plan, as set forth in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, and Rising Water is willing to purchase the Note notwithstanding the current uncertainties. It is important to note that the Registrant entered into a Stock Purchase Agreement with Rising Water, dated June 30, 2005, pursuant to which the Registrant agreed to issue Rising Water 195,947,395 shares of common stock in a transaction that was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, for a purchase price of $7,837,896. To date, approximately 100 million shares have been issued to Rising Water and $4.0 million has been advanced in payment for the common shares pursuant to the Stock Purchase Agreement. Furthermore, on December 15, 2005, the Registrant issued a Convertible Promissory Note (the “December Note”) to Rising Water for $3.5 million against which the Registrant is obligated to issue 100 million common shares upon conversion of the December Note. The Registrant’s filing with the Commission to increase its authorized common stock is part of its effort to enable Rising Water to purchase the remaining shares under the Stock Purchase Agreement and exercise the conversion privilege under the December Note and this Note, if Rising Water so desires, as soon as possible.

In the event that a Definitive Information Statement on Schedule 14C with respect to the increased 650,000,000 shares of authorized common stock is effective and mailed to shareholders, which would permit the capital increase, there would be 95,947,395 shares of common stock which could be issued to Rising Water under the Stock Purchase Agreement, 100,000,000 shares that could be issued to Rising Water under the December Note, and 42,857,143 shares of common stock that could be issued to Rising Water under this Note. This represents a total of 338,804,538 shares of common stock owned or to be owned by Rising Water upon all of the issuances, and amounts to 77.2% of the then issued and outstanding shares of common stock.

On March 1, 2006, the Registrant filed a Current Report on Form 8-K with the Commission, in which it reported that Rising Water had acquired control of the Registrant. It also reported that Rising Water’s plans are to acquire and exercise control over the Registrant. As part of its acquisition of control, Rising Water has infused capital into the Registrant to enable it to enter into agreements to make strategic acquisitions in the telecommunications and related industries. The Registrant plans to operate the companies that would be acquired.

The Note is being issued pursuant to an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. The Registrant believes this exemption is available based on the following facts: (1) the issuance was an isolated private transaction which did not involve a public offering; (2) there was only one offeree; (3) the offeree has agreed to the imposition of a restrictive legend on the Note to the effect that it will not resell the Note unless the Note or the underlying shares are registered or an exemption from registration is available; (4) the offeree was a sophisticated investor; and (5) the negotiations for the purchase of the Note took place directly between the offeree and management of the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEPHANT TALK COMMUNICATIONS, INC.

Dated: June 5, 2006	By: /s/ Russelle Choi
Russelle Choi
President

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10	Convertible Promissory Note, dated May 26, 2006